Prospectus Supplement No. 15 (to Prospectus dated August 13, 2024)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-280366

BRAND ENGAGEMENT NETWORK INC.

6,393,333 Shares of Common Stock (Inclusive of 4,200,000 Shares of Common Stock Underlying Warrants)

This prospectus supplement updates and supplements the prospectus of Brand Engagement Network Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”), dated August 13, 2024, which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-280366) (the “Prospectus”). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in certain of our filings filed with the Securities and Exchange Commission (the “SEC”), including our (i) Current Report on Form 8-K filed on January 28, 2026, (ii) Current Report on Form 8-K filed on January 28, 2026, and (iii) Current Report on Form 8-K filed on January 29, 2026 (together, the “Additional Information”). Accordingly, we have attached the Additional Information to this prospectus supplement.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement updates and supplements the information in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock, par value $0.0001 per share (the “Common Stock”) and the public warrants representing the right to acquire one share of Common Stock for $115.00 (the “Public Warrants”), are listed on Nasdaq under the symbols “BNAI,” and “BNAIW,” respectively. On January 28, 2026, the last reported sales price of the Common Stock was $63.00 per share, and the last reported sales price of our Public Warrants was $0.4999 per Public Warrant. We are an “emerging growth company” and a “smaller reporting company” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings.

Investing in our securities involves risk. See “Risk Factors” beginning on page 9 of the Prospectus and read about factors you should consider before investing in shares of our Common Stock and Public Warrants.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 29, 2026

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2026

Brand Engagement Network, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40130	98-1574798
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

300 Delaware Ave, Suite 210

Wilmington, DE 19801

(Address of principal executive offices) (Zip Code)

(307) 757-3650

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	BNAI	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $115.00	BNAIW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02 Unregistered Sales of Equity Securities.

On January 27, 2026, Brand Engagement Network, Inc. (the “Company”) issued an aggregate of 93,313 shares of its common stock, par value $0.0001 per share (the “Common Stock”), in connection with the exercise of certain warrants by investors and the conversion of debt. Specifically:

●	The Company received $1,456,332 in cash proceeds from the exercise of warrants, incentive stock options (ISOP) and long-term incentive plan (LTIP) with strike prices ranging between $16.58 and $37.00 per share.
●	The Company converted $737,500 of outstanding debt into shares of Common Stock.
●	Average conversion was approximately $23.51 a share.

The shares were issued in private transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. The issuances did not involve a public offering, and the Company made no general solicitation or advertisement in connection with the issuances.

Following these issuances, the Company’s total outstanding shares of Common Stock are approximately 5,778,514 (unaudited estimate, including the 93,313 newly issued shares), and the public float is approximately 3,129,047 shares (unaudited estimate, excluding the 93,313 newly issued shares).

Item 8.01 Other Events.

The Company is providing an update regarding its public warrants (the “Public Warrants”). Prior to the Company’s 1-for-10 reverse stock split, which became effective on December 12, 2025, the Public Warrants had an exercise price of $11.50 per share, and there were 16,440,962 Public Warrants outstanding. Following the reverse stock split, the exercise price was adjusted to $115.00 per share, and number of shares underlying the Public Warrants was adjusted to 1,644,094.

If all outstanding Public Warrants were exercised at the adjusted exercise price of $115.00 per share, the Company would receive approximately $189,071,063 in gross proceeds. The Company notes that Nasdaq and certain brokerages have not yet updated their systems to reflect the post-reverse split adjustments to the Public Warrants since the reverse stock split became effective on December 12, 2025. The Company is working with relevant parties to ensure these updates are made promptly.

On January 27, 2026, the Company issued a press release announcing the warrant exercises, debt conversion, and the update on the Public Warrants. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated January 27, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Brand Engagement Network, Inc.

Date:	January 27, 2026

By:	/s/ Tyler Luck
Name:	Tyler Luck
Title:	Chief Executive Officer

EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Brand Engagement Network Reports $1.46 Million in Cash Proceeds from Warrant Exercises and $737,500 Debt Conversion; Provides Public Warrants Update

Wilmington, Del – January 27, 2026 – Brand Engagement Network, Inc. (Nasdaq: BNAI) (“BEN” or the “Company”), a leading provider of AI-driven customer engagement solutions, today announced the issuance of shares of its common stock in connection with warrant exercises, equity incentive plan exercises, and the conversion of outstanding debt, strengthening the Company’s balance sheet.

Transaction Summary:

●	Cash Infusion: The Company received $1,456,332 in cash proceeds from the exercise of warrants, incentive stock options, and long-term incentive plan awards, with strike prices ranging from $16.58 to $37.00 per share.
●	Debt Reduction: The Company converted $737,500 of outstanding debt into shares of common stock.
●	Equity Issued: An aggregate of 93,313 shares of common stock were issued in connection with these transactions. Following these issuances, the Company has approximately 5,778,514 shares of common stock outstanding (unaudited estimate, including the newly issued shares) and a public float of approximately 3,129,047 shares (unaudited estimate, excluding the newly issued shares).
●	Public Warrants Update: Post the 1-for-10 reverse split (effective Dec. 12, 2025), warrants now exercise at $115.00/share (up from $11.50), with 1,644,096 outstanding (down from 16,440,962). If all outstanding public warrants were exercised at the adjusted exercise price, the Company would receive approximately $189.1 million in gross proceeds. The Company notes that certain market systems and brokerage platforms have not yet fully reflected the post-split warrant adjustments and is actively working with the relevant parties to ensure accurate updates.

“These warrant exercises and debt conversions further strengthen our balance sheet and simplify our capital structure,” said Tyler Luck, Chief Executive Officer of Brand Engagement Network. “We remain focused on disciplined capital management as we execute on our growth strategy.”

About Brand Engagement Network, Inc. (Nasdaq: BNAI)

Brand Engagement Network, Inc. (“BEN”) is a provider of secure, enterprise-grade artificial intelligence solutions that enable natural conversations, workflow automation, and real-world execution across text, voice, and avatar-based experiences. Designed for regulated and high-impact industries, BEN delivers highly personalized, multimodal AI within secure, closed-loop environments—helping organizations modernize operations, improve decision-making, and enhance customer engagement. BEN’s platform is powered by proprietary technology, including its Engagement Language Model (ELM™), and is built with governance, compliance, and reliability embedded by design. For more information, please visit www.brandengagementnetwork.com.

BEN Investor Relations Contact: investors@beninc.ai

BEN Media Contact: amy@beninc.ai

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially. Factors that may affect results are detailed in the Company’s filings with the U.S. Securities and Exchange Commission. BEN undertakes no obligation to update any forward-looking statements.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2026

Brand Engagement Network, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40130	98-1574798
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

300 Delaware Ave, Suite 210

Wilmington, DE 19801

(Address of principal executive offices) (Zip Code)

(307) 757-3650

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	BNAI	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $115.00	BNAIW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02 Unregistered Sales of Equity Securities.

On January 27, 2026, Brand Engagement Network, Inc. (the “Company”) issued an aggregate of 93,313 shares of its common stock, par value $0.0001 per share (the “Common Stock”), in connection with the exercise of certain warrants by investors and the conversion of debt. Specifically:

●	The Company received $1,456,332 in cash proceeds from the exercise of warrants, incentive stock options (ISOP) and long-term incentive plan (LTIP) with strike prices ranging between $16.58 and $37.00 per share.
●	The Company converted $737,500 of outstanding debt into shares of Common Stock.
●	Average conversion was approximately $23.51 a share.

The shares were issued in private transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. The issuances did not involve a public offering, and the Company made no general solicitation or advertisement in connection with the issuances.

Following these issuances, the Company’s total outstanding shares of Common Stock are approximately 5,778,514 (unaudited estimate, including the 93,313 newly issued shares), and the public float is approximately 3,129,047 shares (unaudited estimate, excluding the 93,313 newly issued shares).

Item 8.01 Other Events.

The Company is providing an update regarding its public warrants (the “Public Warrants”). Prior to the Company’s 1-for-10 reverse stock split, which became effective on December 12, 2025, the Public Warrants had an exercise price of $11.50 per share, and there were 16,440,962 Public Warrants outstanding. Following the reverse stock split, the exercise price was adjusted to $115.00 per share, and number of shares underlying the Public Warrants was adjusted to 1,644,096.

If all outstanding Public Warrants were exercised at the adjusted exercise price of $115.00 per share, the Company would receive approximately $189,071,000 in gross proceeds. The Company notes that Nasdaq and certain brokerages have not yet updated their systems to reflect the post-reverse split adjustments to the Public Warrants since the reverse stock split became effective on December 12, 2025. The Company is working with relevant parties to ensure these updates are made promptly.

On January 28, 2026, the Company issued a press release announcing the warrant exercises, debt conversion, and the update on the Public Warrants. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated January 28, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Brand Engagement Network, Inc.

Date:	January 28, 2026

By:	/s/ Tyler Luck
Name:	Tyler Luck
Title:	Chief Executive Officer

EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Brand Engagement Network Reports $1.46 Million in Cash Proceeds from Warrant Exercises and $737,500 Debt Conversion; Provides Public Warrants Update

Wilmington, Del – January 28, 2026 – Brand Engagement Network, Inc. (Nasdaq: BNAI) (“BEN” or the “Company”), a leading provider of AI-driven customer engagement solutions, today announced the issuance of shares of its common stock in connection with warrant exercises, equity incentive plan exercises, and the conversion of outstanding debt, strengthening the Company’s balance sheet.

Transaction Summary:

●	Cash Infusion: The Company received $1,456,332 in cash proceeds from the exercise of warrants, incentive stock options, and long-term incentive plan awards, with strike prices ranging from $16.58 to $37.00 per share.
●	Debt Reduction: The Company converted $737,500 of outstanding debt into shares of common stock.
●	Equity Issued: An aggregate of 93,313 shares of common stock were issued in connection with these transactions. Following these issuances, the Company has approximately 5,778,514 shares of common stock outstanding (unaudited estimate, including the newly issued shares) and a public float of approximately 3,129,047 shares (unaudited estimate, excluding the newly issued shares).
●	Public Warrants Update: Post the 1-for-10 reverse split (effective Dec. 12, 2025), warrants now exercise at $115.00/share (up from $11.50), with 1,644,096 outstanding (down from 16,440,962). If all outstanding public warrants were exercised at the adjusted exercise price, the Company would receive approximately $189,071,000 in gross proceeds. The Company notes that certain market systems and brokerage platforms have not yet fully reflected the post-split warrant adjustments and is actively working with the relevant parties to ensure accurate updates.

“These warrant exercises and debt conversions further strengthen our balance sheet and simplify our capital structure,” said Tyler Luck, Chief Executive Officer of Brand Engagement Network. “We remain focused on disciplined capital management as we execute on our growth strategy.”

“We truly appreciate the support from all our shareholders, including the dedicated retail investors who’ve believed in BEN’s long-term vision. Your commitment helps fuel our focus on execution, partnerships, and delivering value. Thank you—we’re grateful and remain committed to building on this momentum together, stated Mr. Luck.”

About Brand Engagement Network, Inc. (Nasdaq: BNAI)

Brand Engagement Network, Inc. (“BEN”) is a provider of secure, enterprise-grade artificial intelligence solutions that enable natural conversations, workflow automation, and real-world execution across text, voice, and avatar-based experiences. Designed for regulated and high-impact industries, BEN delivers highly personalized, multimodal AI within secure, closed-loop environments—helping organizations modernize operations, improve decision-making, and enhance customer engagement. BEN’s platform is powered by proprietary technology, including its Engagement Language Model (ELM™), and is built with governance, compliance, and reliability embedded by design. For more information, please visit www.brandengagementnetwork.com.

BEN Investor Relations Contact: investors@beninc.ai

BEN Media Contact: amy@beninc.ai

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially. Factors that may affect results are detailed in the Company’s filings with the U.S. Securities and Exchange Commission. BEN undertakes no obligation to update any forward-looking statements.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2026

Brand Engagement Network, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40130	98-1574798
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Delaware Ave, Suite 210

Wilmington, DE 19801

(Address of principal executive offices) (Zip Code)

(307) 757-3650

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	BNAI	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $115.00	BNAIW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01 Regulation FD Disclosure.

On January 28, 2026, Brand Engagement Network, Inc. (the “Company”) issued an aggregate of 48,702 shares of its common stock, par value $0.0001 per share (the “Common Stock”) upon the exercise of previously issued and registered warrants. The Company received $1,315,974 in cash proceeds from these warrant exercises, with exercise prices ranging between $25.00 and $37.00 per share. The shares were issued pursuant to an effective registration statement.

Following these issuances, the Company’s total outstanding shares of Common Stock are approximately 5,827,216 (unaudited estimate, including the 48,702 newly issued shares), and the public float is approximately 3,129,047 shares (unaudited estimate, excluding the 48,702 newly issued shares).

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Brand Engagement Network, Inc.

Date:	January 29, 2026

By:	/s/ Tyler Luck
Name:	Tyler Luck
Title:	Chief Executive Officer